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                                                                       Exhibit 8


                                November 8, 2000


Mucho.com
3390 Mt. Diablo Boulevard, 2nd Floor
Lafayette, California  94549-4006

                  Re:      Federal Income Tax Consequences of the Merger

Ladies and Gentlemen:

                  You have requested our opinion as to certain federal income tax consequences of the conversion of the shares of common stock of Mucho.com, Inc. ("Mucho") into Team Mucho common stock (the "Merger Transaction"), as described in the Registration Statement on Form S-4 (Reg. No. 333-43630), filed by Team America Corporation (to be renamed Team Mucho, Inc.) with the Securities and Exchange Commission (the "Registration Statement").

                  In rendering our opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the proxy statement/information statement/prospectus filed as part of the Registration Statement (the "Prospectus"), and such other documents and representations of representatives of Mucho and Team America Corporation as we have deemed necessary or appropriate. In our examination we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies and the authenticity of the originals of such documents. We have also assumed the transactions related to the Merger Transaction will be consummated as described in the Prospectus.

                  In rendering our opinion, we have considered the applicable provisions of the Internal Revenue Code of 1986, as amended, proposed, temporary and final Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and other authorities as we have considered relevant. We caution that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect the conclusions stated herein.

                  Based on the foregoing, we are of the opinion that the statements and legal conclusions relating to the Merger Transaction contained in the Prospectus under the caption "The Merger Agreement; Income Tax Consequences," to the extent that they constitute matters

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mucho.com
November 8, 2000
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of law or legal conclusions, are correct in all material respects. In addition, we consent to the reference to Jenner & Block in the Prospectus under the caption "The Merger Agreement; Income Tax Consequences" and to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                  Except as expressly set forth in the Prospectus, we express no opinion as to the tax consequences, whether federal, state, local or foreign, of the Merger Transaction or of any transaction related to the Merger Transaction. In particular, we express no opinion as to any tax consequences, statements or legal conclusions in the Registration statement or the Prospectus related to the tender offer for Team America Corporation shares of stock. This opinion is given for inclusion in the Registration Statement and is not to be used for any other purpose without our express written permission.

                                         Very truly yours,



                                         JENNER & BLOCK